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                                                                     EXHIBIT 11

                           TOMMY HILFIGER CORPORATION
                  COMPUTATION OF NET INCOME PER ORDINARY SHARE

                    (in thousands, except per share amounts)

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                                                          Six Months Ended                      THREE MONTHS ENDED
                                                          ----------------                      ------------------
                                                            SEPTEMBER 30,                          SEPTEMBER 30,
                                                            -------------                          -------------
                                                       1998               1997                1998               1997
                                                       ----               ----                ----               ----
FINANCIAL STATEMENT PRESENTATION

BASIC

Weighted average shares outstanding                   45,239              37,306              46,834             37,350
                                                      ======              ======              ======             ======

Net Income                                           $69,725             $49,401             $56,750            $31,894
                                                     =======             =======             =======            =======

Per share amount                                     $  1.54             $  1.32             $  1.21            $   .85
                                                     =======             =======             =======            =======

DILUTED

Weighted average shares outstanding                    45,239              37,306              46,834             37,350

Net effect of dilutive stock options based on the
  treasury stock method using average
  market price                                            564                 622                 465                626
                                                      -------             -------             -------            -------

Total                                                  45,803              37,928              47,299             37,976
                                                      =======             =======             =======            =======

Net Income                                            $69,725             $49,401             $56,750            $31,894
                                                      =======             =======             =======            =======

Per share amount                                      $  1.52             $  1.30             $  1.20            $   .84
                                                      =======             =======             =======            =======

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